Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2019, relating to the consolidated financial statements of ExlService Holdings, Inc., as of and for the year ended December 31, 2018 and the effectiveness of ExlService Holdings, Inc.’s internal control over financial reporting as of December 31, 2018, incorporated by reference from the Annual Report on Form 10-K of ExlService Holdings, Inc. for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2019